Exhibit 99.1

NEWS RELEASE

EQT CORPORATION APPOINTS NEW PRESIDENT

PITTSBURGH, PA (December 3, 2015) -- EQT Corporation (NYSE: EQT) today announced the realignment of certain executive responsibilities, which includes the appointment of Steven T. Schlotterbeck as President of EQT Corporation (EQT or Company). Schlotterbeck will also retain his title of President, Exploration and Production; and David L. Porges will remain Chairman and Chief Executive Officer of EQT.

As part of the realignment, which was effective December 2, 2015, Schlotterbeck will assume responsibilities for several of the Company’s corporate functions, including human resources; environment, health and safety; and external affairs. He will also retain his existing responsibilities for EQT’s Production business unit, as well as other shared services functions, including information technology, procurement, and facilities.

Schlotterbeck joined EQT in 2000, holding various engineering and management positions until 2008, when he was promoted to the positions of Vice President of EQT; and President, Production. He became Senior Vice President of EQT; and President, Exploration and Production in 2010; and was then appointed Executive Vice President of EQT in 2013. Schlotterbeck is also a director of EQT GP Services, LLC, the general partner of EQT GP Holdings, LP.

About EQT Corporation:

EQT Corporation is an integrated energy company with emphasis on Appalachian area natural gas production, gathering, and transmission. With more than 125 years of experience, EQT continues to be a leader in the use of advanced horizontal drilling technology – designed to minimize the potential impact of drilling-related activities and reduce the overall environmental footprint. Through safe and responsible operations, the Company is committed to meeting the country’s growing demand for clean-burning energy, while continuing to provide a rewarding workplace and enrich the communities where its employees live and work. EQT also owns a 90% limited partner interest in EQT GP Holdings, LP.  EQT GP Holdings, LP owns the general partner interest, all of the incentive distribution rights, and a portion of the limited partner interests in EQT Midstream Partners, LP.

Visit EQT Corporation at www.EQT.com.

Media inquiries please contact:

Natalie Cox – Corporate Director, Communications

412.395.3941

ncox@eqt.com

EQT analyst inquires:

Patrick Kane – Chief Investor Relations Officer

412.553.7833

pkane@eqt.com

Source: EQT Corporation